NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2023 Second Quarter Financial Results
CLEVELAND, July 25, 2023 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2023. All comparisons are to the second quarter of the prior year, unless otherwise noted.

SUMMARY
•Consolidated net sales increased 6.3% in the quarter to a record $6.24 billion
◦Net sales from stores in U.S. and Canada open more than twelve calendar months increased 9.5% in the quarter
•Diluted net income per share increased 38.9% to $3.07 per share in the quarter compared to $2.21 per share in the second quarter 2022
◦Adjusted diluted net income per share increased 36.5% to $3.29 per share in the quarter compared to $2.41 per share in the second quarter 2022
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 31.4% to $1.28 billion in the quarter and was 20.6% of net sales
•Increasing full year 2023 diluted net income per share guidance to a range of $8.46 to $8.86 per share, including acquisition-related amortization expense of $0.81 per share and restructuring expense of $0.03 per share
◦Increasing full year 2023 adjusted diluted net income per share guidance to a range of $9.30 to $9.70 per share

CEO REMARKS
“Our team delivered very strong results in the second quarter, as sales exceeded expectations in all three segments,” said Chairman and Chief Executive Officer, John G. Morikis. “My thanks goes to our 64,000 employees, who continue to execute on our strategy of providing unique and differentiated value, service and solutions for our customers. Gross margin improved sequentially and year-over-year to 46%, driven by strong sales volume in our Paint Stores Group as well as moderating raw material costs. We leveraged the strong sales growth to drive solid margin expansion across all our segments, while also investing in growth initiatives that will propel sustained future performance. In addition, we delivered strong double digit percentage growth in earnings per share and EBITDA. We generated strong cash flow and continued our disciplined approach to capital allocation, including returning $849 million to shareholders through dividends and share repurchases year to date.
“In our reportable segments, growth in our Paint Stores Group was led by double digit percentage growth in protective and marine, commercial and property maintenance. Residential repaint sales were up a high-single digit percentage. New residential sales were flat, as completions slowed as expected. Sales in our Consumer Brands Group increased by a low-single digit percentage in North America and a strong double digit percentage in Latin America and Europe. In the Performance Coatings Group, our Automotive Refinish business grew by a high-single digit percentage. We also generated growth in our General Industrial and Industrial Wood businesses. Coil and Packaging sales were down against very difficult comparisons.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Net sales	$6,240.6	$5,872.3	$368.3	6.3%
Income before income taxes	$1,012.1	$739.9	$272.2	36.8%
As a % of sales	16.2%	12.6%
Net income per share - diluted	$3.07	$2.21	$0.86	38.9%
Adjusted net income per share - diluted	$3.29	$2.41	$0.88	36.5%
Consolidated net sales increased primarily due to selling price increases, which impacted sales by a mid-single digit percentage, and mid-single digit volume growth due to higher architectural sales volume in the Paint Stores Group. This growth was offset by lower volume in industrial businesses. Acquisitions increased consolidated net sales by 1.4%.
Income before income taxes increased primarily due to selling price increases in all segments and higher sales volume in the Paint Stores Group, as well as moderating raw material costs. These factors were partially offset by lower sales volume in the Performance Coatings Group, increased investments in long-term growth initiatives, and higher employee-related costs.
As part of a previously announced restructuring plan (Restructuring Plan) to simplify the Company’s operating model and reduce costs, the Company completed the divestiture of a non-core domestic aerosol business and announced it had signed a definitive agreement to divest the China architectural business within the Consumer Brands Group during the second quarter of 2023. Diluted net income per share in the quarter included a $0.05 per share impairment charge related to the pending divestiture of the China architectural business, as well as severance and other charges totaling $0.03 per share, offset by a $0.06 per share gain from the divestiture of the non-core domestic aerosol business. In addition, diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense.

SECOND QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Net sales	$3,498.7	$3,181.0	$317.7	10.0%
Same-store sales (1)	9.5%	6.4%
Segment profit	$849.3	$684.0	$165.3	24.2%
Reported segment margin	24.3%	21.5%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to mid-single digit volume growth across most end markets, as well as selling price increases, which impacted sales by a mid-single digit percentage. PSG segment profit increased due primarily to higher paint sales volume, selling price increases and moderating raw material costs, partially offset by continued investments in long-term growth strategies and higher employee-related costs.

Consumer Brands Group (CBG)

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Net sales	$945.8	$900.0	$45.8	5.1%
Segment profit	$110.3	$79.9	$30.4	38.0%
Reported segment margin	11.7%	8.9%
Adjusted segment profit (1)	$148.3	$99.0	$49.3	49.8%
Adjusted segment margin	15.7%	11.0%
(1)    Adjusted segment profit equals Segment profit excluding the impact of restructuring costs, impairment charges, and acquisition-related amortization expense. Restructuring costs were approximately $13.2 million and impairment charges were $6.9 million in the second quarter of 2023. Acquisition-related amortization expense was $17.9 million and $19.1 million in the second quarter of 2023 and 2022, respectively.
Net sales in CBG increased primarily due to selling price increases, which impacted sales by a mid-single digit percentage. Higher sales volume growth in Latin America and Europe was offset by lower sales volume in North America and Asia. CBG segment profit increased primarily due to selling price increases and moderating raw material costs and good cost control, partially offset by inflation in wages and other employee-related costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 190 basis points in the second quarter of 2023, compared to 210 basis points in the second quarter of 2022. Restructuring expense and impairment charges reduced segment profit as a percent of net external sales by 210 basis points in the second quarter of 2023.

Performance Coatings Group (PCG)

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Net sales	$1,794.9	$1,790.3	$4.6	0.3%
Segment profit	$272.7	$196.8	$75.9	38.6%
Reported segment margin	15.2%	11.0%
Adjusted segment profit (1)	$322.3	$247.1	$75.2	30.4%
Adjusted segment margin	18.0%	13.8%
(1)    Adjusted segment profit equals Segment profit excluding the impact of acquisition-related amortization expense. Acquisition-related amortization expense was $49.7 million and $50.3 million in the second quarter of 2023 and 2022, respectively.
Net sales in PCG increased primarily due to selling price increases in all end markets, which increased net sales by a mid-single digit percentage, and incremental sales from acquisitions, largely offset by lower sales volumes in most regions. Acquisitions increased PCG’s net sales by 4.5% in the quarter. PCG segment profit increased primarily as a result of selling price increases, moderating raw material costs and effective cost control, partially offset by higher employee-related costs. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 280 basis points in both the second quarter of 2023 and 2022.

LIQUIDITY AND CASH FLOW
The Company generated $1.29 billion in net operating cash during the first six months of 2023, an increase of 102% compared to the same period in 2022, primarily as a result of higher profit. This strong cash generation allowed the Company to return cash of $848.7 million to our shareholders in the form of dividends and repurchases of 2.3 million shares of its common stock during the first six months of 2023. At June 30, 2023, the Company had remaining authorization to purchase 42.9 million shares of its common stock through open market purchases.

2023 GUIDANCE

	Third Quarter	Full Year
	2023	2023
Net sales	Up or down low-single digit %	Up low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$8.46	-	$8.86
Adjusted diluted net income per share (1)		$9.30	-	$9.70
(1)    Excludes $0.81 per share of acquisition-related amortization expense and $0.03 per share of restructuring expense.

“As a result of our better than expected first half results, and our current visibility into the second half, we are increasing our sales and earnings guidance for the full year,” said Mr. Morikis. “At the same time, our second half comparisons remain challenging, and demand is likely to vary widely by region and end market, leading us to focus even more intensely on our new account and share of wallet initiatives. In the Paint Stores Group, we expect demand to remain solid in commercial, property maintenance, protective and marine and residential repaint. We expect new residential demand to remain soft due to continued slowing of completions, though share gains should enable us to outperform the market. In the Consumer Brands Group, North America DIY demand remains soft, Europe demand has stabilized and Latin America markets are mixed. In the Performance Coatings Group, North America demand has slowed, and Europe and Asia remain choppy. Even in challenging environments like the current one, we remain confident in our strategy, and we will continue to invest in stores, sales and technical reps, innovation, digital and other growth initiatives to press our advantages now as well as when markets recover more fully. We expect to continue delivering above market growth and returns.
“As for our guidance, we expect 2023 third quarter consolidated net sales growth to be up or down a low-single digit percentage compared to the third quarter of 2022. For the full year 2023, we are increasing both sales and net income per share guidance. We now expect full year consolidated net sales to be up a low-single digit percentage compared to 2022, versus our prior guidance of flat to down a mid-single digit percentage. Our full year diluted net income per share guidance is now $8.46 to $8.86 per share, versus our prior guidance of $6.79 to $7.59 per share. This includes acquisition-related amortization expense of $0.81 per share and net expense related to the Restructuring Plan of $0.03 per share. Full year 2023 adjusted diluted net income per share is now expected to be in the range of $9.30 to $9.70 per share, compared to our prior guidance of $7.95 to $8.65 per share and $8.73 per share in 2022.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2023, at 11:00 a.m. EDT on Tuesday, July 25, 2023. Participating on the call will be Chairman and Chief Executive Officer, John Morikis, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q2 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "could," "plan," "goal," "target," "potential," "seek," "intend," "aspire," “strive” or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and growth in the coatings industry; changes in general economic conditions; changes in raw material and energy supplies and pricing; disruptions in the supply chain; adverse weather conditions or natural disasters, including those that may be related to climate change or otherwise; losses of or changes in the Company’s relationships with customers and suppliers; competitive factors; the Company's ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; the Company’s ability to achieve expected benefits of restructuring and productivity initiatives; public health crises; damages to our business, reputation, image or brands due to negative publicity; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$6,240.6	$5,872.3	$11,683.0	$10,871.0
Cost of goods sold	3,368.3	3,423.3	6,389.8	6,369.1
Gross profit	2,872.3	2,449.0	5,293.2	4,501.9
Percent to net sales	46.0%	41.7%	45.3%	41.4%
Selling, general and administrative expenses	1,760.0	1,597.6	3,453.0	3,083.1
Percent to net sales	28.2%	27.2%	29.6%	28.4%
Other general (income) expense - net	(32.5)	4.4	(22.0)	6.9
Impairment	34.0	—	34.0	—
Interest expense	111.7	92.9	221.0	181.3
Interest income	(7.2)	(1.3)	(10.7)	(2.2)
Other (income) expense - net	(5.8)	15.5	(9.0)	31.8
Income before income taxes	1,012.1	739.9	1,626.9	1,201.0
Income taxes	218.4	162.0	355.8	252.3
Net income	$793.7	$577.9	$1,271.1	$948.7

Net income per common share:
Basic	$3.10	$2.24	$4.96	$3.67
Diluted	$3.07	$2.21	$4.90	$3.61

Weighted average shares outstanding:
Basic	256.0	258.1	256.3	258.5
Diluted	258.9	261.8	259.3	262.5

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2023		2022
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended June 30:
Paint Stores Group	$3,498.7	$849.3	$3,181.0	$684.0
Consumer Brands Group	945.8	110.3	900.0	79.9
Performance Coatings Group	1,794.9	272.7	1,790.3	196.8
Administrative	1.2	(220.2)	1.0	(220.8)
Consolidated totals	$6,240.6	$1,012.1	$5,872.3	$739.9

Six Months Ended June 30:
Paint Stores Group	$6,357.8	$1,376.0	$5,672.3	$1,112.8
Consumer Brands Group	1,818.5	204.1	1,752.2	161.4
Performance Coatings Group	3,504.7	491.6	3,444.4	341.3
Administrative	2.0	(444.8)	2.1	(414.5)
Consolidated totals	$11,683.0	$1,626.9	$10,871.0	$1,201.0

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$209.4	$312.6
Accounts receivable, net	3,117.8	2,982.5
Inventories	2,439.0	2,411.6
Other current assets	584.4	552.8
Total current assets	6,350.6	6,259.5
Property, plant and equipment, net	2,442.5	1,961.9
Goodwill	7,446.5	7,106.1
Intangible assets	3,934.4	3,955.1
Operating lease right-of-use assets	1,869.2	1,842.4
Other assets	1,122.9	927.8
Total assets	$23,166.1	$22,052.8

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$806.2	$2,012.0
Accounts payable	2,489.7	2,992.9
Compensation and taxes withheld	700.5	587.6
Accrued taxes	308.0	185.6
Current portion of long-term debt	499.5	0.6
Current portion of operating lease liabilities	436.1	418.1
Other accruals	1,099.1	1,001.4
Total current liabilities	6,339.1	7,198.2
Long-term debt	9,095.7	8,593.6
Postretirement benefits other than pensions	139.3	257.5
Deferred income taxes	710.9	754.0
Long-term operating lease liabilities	1,503.2	1,483.1
Other long-term liabilities	1,746.8	1,541.8
Shareholders’ equity	3,631.1	2,224.6
Total liabilities and shareholders’ equity	$23,166.1	$22,052.8

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company's operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization expense and items related to the previously announced Restructuring Plan. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Six Months Ended			December 31, 2023
	June 30, 2023			June 30, 2023			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.07			$4.90	$8.46	$8.86

Items Related to Restructuring Plan:
Severance and other	$0.06	$0.03	0.03	$0.06	$0.03	0.03
Impairment of assets held for sale	0.13	0.08	0.05	0.13	0.08	0.05
Gain on divestiture of domestic aerosol business	(0.08)	(0.02)	(0.06)	(0.08)	(0.02)	(0.06)
Total	0.11	0.09	0.02	0.11	0.09	0.02	0.03	0.03

Acquisition-related amortization expense (2)	0.26	0.06	0.20	0.53	0.11	0.42	0.81	0.81

Adjusted diluted net income per share			$3.29			$5.34	$9.30	$9.70

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2022			June 30, 2022			December 31, 2022
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.21			$3.61			$7.72

Restructuring expense:
Severance and other			—			—	$0.18	$0.03	0.15
Impairment			—			—	0.06	0.01	0.05
Total	—	—	—	—	—	—	0.24	0.04	0.20

Acquisition-related amortization expense (2)	$0.27	$0.07	0.20	$0.53	$0.12	0.41	1.06	0.25	0.81

Adjusted diluted net income per share			$2.41			$4.02			$8.73
(1)    The tax effect is calculated based on the statutory rate and the nature of the item.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included within Selling, general and administrative expenses.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as net income before income taxes and interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments, such as items related to the previously announced Restructuring Plan. Management considers EBITDA and Adjusted EBITDA useful in understanding the operating performance of the Company. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to net income or net operating cash as an indicator of operating performance or as a measure of liquidity. The following tables reconcile net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2023	June 30, 2023	June 30, 2023
Net income	$477.4	$793.7	$1,271.1
Interest expense	109.3	111.7	221.0
Income taxes	137.4	218.4	355.8
Depreciation	70.4	75.7	146.1
Amortization	83.7	83.0	166.7
EBITDA	$878.2	$1,282.5	$2,160.7
Restructuring expense	0.9	8.7	9.6
Impairment of assets held for sale	—	34.0	34.0
Gain on divestiture of domestic aerosol business	—	(20.1)	(20.1)
Adjusted EBITDA	$879.1	$1,305.1	$2,184.2

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2022	June 30, 2022	June 30, 2022
Net income	$370.8	$577.9	$948.7
Interest expense	88.4	92.9	181.3
Income taxes	90.3	162.0	252.3
Depreciation	65.5	64.8	130.3
Amortization	78.0	78.5	156.5
EBITDA	$693.0	$976.1	$1,669.1

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Depreciation	$75.7	$64.8	$146.1	$130.3
Capital expenditures	206.1	129.5	416.0	235.8
Cash dividends	156.3	156.2	312.8	307.1
Amortization of intangibles	83.0	78.5	166.7	156.5

Significant components of Other general (income) expense - net:
Provisions for environmental matters - net	$0.6	$4.1	$13.3	$4.7
(Gain) on divestiture of domestic aerosol business	(20.1)	—	(20.1)	—
(Gains) losses on sale or disposition of assets	(16.2)	0.3	(20.8)	2.2

Significant components of Other (income) expense - net:
Investment (gains) losses	$(15.5)	$8.2	$(18.7)	$14.9
Net expense from banking activities	3.9	3.0	7.8	5.9
Foreign currency transaction related losses	16.8	6.2	23.6	10.3
Other (1)	(11.0)	(1.9)	(21.7)	0.7

Store Count Data:
Paint Stores Group - net new stores	16	16	20	23
Paint Stores Group - total stores	4,644	4,572	4,644	4,572
Consumer Brands Group - net new stores	6	(1)	6	(4)
Consumer Brands Group - total stores	313	306	313	306
Performance Coatings Group - net new branches	4	1	2	1
Performance Coatings Group - total branches	319	283	319	283

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.